UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): July 28, 2009
Kennametal Inc.
(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania (State or Other Jurisdiction of Incorporation)	1-5318 (Commission File Number)	25-0900168 (IRS Employer Identification No.)

World Headquarters 1600 Technology Way P.O. Box 231 Latrobe, Pennsylvania (Address of Principal Executive Offices)	15650-0231 (Zip Code)
Registrant’s telephone number, including area code: (724) 539-5000
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
On July 28, 2009, the Compensation Committee (the “Committee”) of the Board of Directors of Kennametal Inc. (the “Company”) approved and confirmed certain compensation-related matters for the Company’s executive officers, including certain named executive officers (as defined under applicable securities rules and regulations).
Reductions in Base Salaries for Fiscal Year 2010
The Committee confirmed the fifteen percent reduction in the base salaries of the Company’s Chairman, President and Chief Executive Officer, its Chief Financial Officer, and its other named executive officers, with the exception of one named executive officer whose position and responsibilities have been expanded. The salary reduction became effective on July 1, 2009, and will remain in effect until the Committee determines that business conditions have improved to a level that supports an upward adjustment or the reinstatement of previous salary levels.
Elimination of Cash LTIP Awards for Fiscal Year 2010
Since 2005, each year the Company has granted contingent, long-term incentive cash awards (“LTIP cash awards”) to executives and to other key employees. Payment of LTIP cash awards is based solely on Company performance and achievement of specified financial goals over a three-year cycle. At the July 28 meeting, management recommended, and the Committee approved, the elimination of the LTIP cash award for the three-year cycle FY2010-FY2012. Accordingly, none of the named executive officers received an LTIP cash award.
No Payout of Calculated Bonuses under the PRIME Bonus Plan
The Management Performance Bonus Plan (referred to in this Form 8-K as the “Prime Bonus Plan”) is the Company’s shareowner approved, formula-based, pay-for-performance annual incentive plan. Each year the Committee approves the financial performance goals for the Company for the coming year. Those performance goals are cascaded throughout the Company and its business units, and the result is that each named executive officer has a Prime Bonus opportunity that requires the Company and, in certain cases, the individual business units, to meet the specified goals approved by the Committee. The Prime Bonus opportunity for Mr. Cardoso, the Company’s Chairman, President and Chief Executive Officer, is based on the Company’s achievement of the same financial performance goals and is also combined with certain strategic initiatives.
Due in large part to the pervasive global recession and the rapid decline in industrial activity that occurred during fiscal 2009, neither the Company overall nor the business units met the threshold performance requirements for a payout under the Prime Bonus Plan. As a result, none of the named executive officers received a calculated bonus under the Prime Bonus Plan for 2009.
Under Mr. Cardoso’s Prime Bonus structure, he earned a partial payment under the program for the successful completion of certain of the strategic initiatives he was assigned for 2009. Mr. Cardoso met or exceeded his individual goals related to technology development and positioning and implementation of global cost reduction initiatives. In meetings with the Committee prior to the July 28 meeting, Mr. Cardoso stated his wish to forego any bonus amounts he might have earned under the Prime Bonus Plan. At the July 28 meeting, the Committee approved that request.
Strategic Awards
The Committee approved one-time, strategic bonus awards for certain of the Company’s named executive officers as described below. The strategic bonus awards will be paid in August 2009.
•	Mr. Weismann, Vice President and President, Advanced Materials Solutions Group (“AMSG”), was awarded $110,000 in recognition of his performance in fiscal year 2009 and his leadership of AMSG, the expanded role and responsibilities he assumed throughout 2009, and his success in the business transformation of the AMSG unit to better align with its customers and served end markets.

•	Mr. Jacko, Vice President and Chief Marketing Officer, was awarded $85,000 in recognition of the expanded role and responsibilities he assumed as Chief Marketing Officer in fiscal year 2009, and his leadership in developing certain long-term, strategic initiatives for the Company.

•	Mr. Simpkins, Vice President Chief Financial Officer, was awarded $70,000 in recognition of his efforts and contributions in connection with the recent amendment to the Company’s $500 million credit facility, the successful closing of the Company’s issuance of 8.05 million shares of its capital stock, and the divestiture of the Company’s high speed steel drills business and related product lines.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENNAMETAL INC.
Date: August 3, 2009	By:	/s/ David W. Greenfield
David W. Greenfield
Vice President, Secretary and General Counsel